EXHIBIT 10.4

PACIFIC VIEW PLAZA

OFFICE LEASE

LANDLORD:

POI-CARLSBAD, INC.
a Delaware corporation

TENANT:

HI/FN, INC.,
a Delaware corporation

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS (“Summary”) is hereby incorporated into and made a part of the attached Office Lease which pertains to the Building described in Section 1.4 below. All references in the Lease to the "Lease" shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease. If there is any inconsistency between the Summary and the Lease, the provisions of the Lease shall control.

1.1	Landlord's Address:

	For Notice:	POI-Carlsbad, Inc. 3890 West Northwest Highway, Suite 400 Dallas, Texas 75220 Attention: Thomas F. August Telephone: (214) 654-0886 Facsimile: (214) 350-2409
	With a copy to:	POI-Carlsbad, Inc. c/o Prentiss Properties Management, L.P. 705 Palomar Airport Road, Suite 320 Carlsbad, California 92009 Attention: Deborah Street Telephone: (760) 438-4242 Facsimile: (760) 438-0046
	For Payment:	POI-Carlsbad, Inc. c/o Prentiss Properties Management, L.P. P.O. Box 31001-0915 Pasadena, California 91110-0915
1.2	Tenant’s Address:	HI/FN, Inc. 750 University Avenue Los Gatos, California 95032 Attention: Jane Sinclair Telephone: (408) 399-3534 Facsimile: (408) 399-3577

1.3	Site; Project: The Site consists of the parcel(s) of real property in that certain Project commonly known as Pacific View Plaza located at 5973 Avenida Encinas, City of Carlsbad, County of San Diego, State of California, as shown on the site plan attached hereto as Exhibit “A” as such area may be expanded or reduced from time to time. The Project includes the Site and all buildings, improvements and facilities, now or subsequently located on the Site from time to time, including, without limitation, the Building currently located on the Site, as depicted on the site plan attached hereto as Exhibit “A”.

1.4	Building: A three (3) story office building located on the Site, containing approximately 51,695 rentable square feet, the address of which is 5973 Avenida Encinas, Carlsbad, California 92008.

1.5	Premises: Those certain premises known as Suites 140 and 218 as generally shown on the plans attached hereto as Exhibit “B”, located on the first (1st) and second (2nd) floors respectively of the Building, and containing approximately 14,576 rentable square feet (12,220 usable square feet) with Suite 140 containing approximately 10,556 rentable square feet (8,850 usable square feet) and Suite 218 containing approximately 4,020 rentable square feet (3,370 usable square feet).

1.6	Term: Sixty (60) months.

1.7	Commencement Date and Expiration Date: The Commencement Date shall be July 1, 2005. The Expiration Date shall, unless the Lease is sooner terminated as provided herein, be June 30, 2010.

1.8	Monthly Basic Rent: Upon the commencement of the Term of this Lease, and on the first day of each month thereafter during the Term of this Lease, Tenant shall pay to Landlord, in advance and without offset, as Monthly Basic Rent for the Premises the following monthly payments:

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Months of Term	Monthly Basic Rent	Monthly Basic Rent per Rentable Square Foot
*1 – 12	$31,338.40	$2.15
13 – 24	$32,212.96	$2.21
25 – 36	$33,233.28	$2.28
37 – 48	$34,253.60	$2.35
49 – 60	$35,273.92	$2.42

*Including any partial month at the beginning of the Term if the Commencement Date does not fall on the first day of the month.

1.9	Tenant's Percentage: 28.20%, which is the ratio that the rentable square footage of the Premises bears to the rentable square footage of the Building. Accordingly, as more particularly set forth in Sections 4.3 and 4.4 hereof, Tenant shall pay to Landlord 28.20% of the “Operating Expenses” (as defined in Section 4.4) in excess of “Landlord’s Contribution to Operating Expenses" as defined in Section 1.10 of the Summary below. Tenant’s Percentage is subject to adjustment in accordance with Section 1.3 of the Lease.

1.10	Landlord's Contribution to Operating Expenses: Tenant's Percentage of Operating Expenses incurred by Landlord during calendar year 2005 (the “Base Year”), adjusted to reflect an assumption that the Building is fully assessed for real property tax purposes as a completed Building ready for occupancy and that the Building is ninety-five percent (95%) occupied during such year.

1.11	Security Deposit: $35,273.92.

1.12	Permitted Use: General office use only and for no other purpose whatsoever.

1.13	Brokers: Prentiss Properties Management, L.P. represents Landlord. No broker represents Tenant.

1.14	Interest Rate: The lesser of: (a) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate” or “reference rate”, plus three percent (3%); or (b) the maximum rate permitted by law.

1.15	Tenant Improvements: The tenant improvements installed or to be installed in the Premises as described in the Work Letter Agreement attached hereto as Exhibit “C.”

1.16	Parking: A total of forty (40) unreserved, uncovered parking privileges at no additional cost to Tenant, which parking privileges shall be subject to the provisions set forth in Section 6.2 of this Lease.

1.17	Business Hours for the Building: 7:00 a.m. to 6:00 p.m., Mondays through Fridays (except Building Holidays). “Building Holidays” shall mean New Year's Day, Labor Day, Presidents’ Day, Thanksgiving Day, Memorial Day, Independence Day and Christmas Day and such other national holidays as are adopted by Landlord as holidays for the Building.

1.18	Guarantor(s): None.

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EXHIBITS
EXHIBIT “A”	Project Site Plan
EXHIBIT “B”	Premises
EXHIBIT “C”	Work Letter Agreement
EXHIBIT “D”	Form of Commencement Notice
EXHIBIT “E”	Rules and Regulations

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TABLE OF CONTENTS

Page
Abandonment	18
Accountant	5
Actual Statement	4
Base Year	ii
Base, Shell and Core	Exhibit C
Brokers	ii
Building	i
Building Common Areas	2
Building Holidays	ii
business day	8
Commencement Date and Expiration Date	i
Common Areas	3
Controllable Expenses	5
days	22
Environmental Law	7
Environmental Permits	7
Estimate Statement	4
Excess Expenses	3
Existing Deposit	6
Existing Lease	6
Final Space Plan	Exhibit C
Hazardous Materials	8
HVAC	9
Indemnified Claims	15
Landlord	1
Landlord Indemnified Parties	8
Landlord's Broker	8
Lease	2
Monthly Basic Rent	i
Monument Sign	7
Operating Expenses	3
Original Tenant	7
Over-Allowance Amount	Exhibit C
Payback Period	4
PCBs	8
Permitted Transfer	11
Permitted Use	ii
Pre-Approved Change	10
Preliminary Space Plan	Exhibit C
Premises	i
Project	i
Project Common Areas	2
Real Property Taxes and Assessments	4
rent	2
Review Period	5
Rules and Regulations	6
Security Deposit	ii
Site	i
Summary	2
Tenant	2
Tenant Changes	10
Tenant Improvement Allowance	Exhibit C
Tenant Parties	15
Tenant's Broker	8
Tenant's Name Sign	7
Tenant's Parties	7
Tenant's Percentage	ii
Term	i
Transfer	11
Transfer Date	12
Transfer Notice	12
Transferee	12
Work Letter Agreement	Exhibit C
Working Drawings	Exhibit C
worth at the time of award	19

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OFFICE LEASE

This LEASE, which includes the preceding Summary of Basic Lease Information and Definitions (“Summary”) attached hereto and incorporated herein by this reference (“Lease”), is made as of the 6th day of May, 2005, by and between POI-CARLSBAD, INC., a Delaware corporation (“Landlord”), and HI/FN, INC., a Delaware corporation (“Tenant”).

1     Premises.

1.1     Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Section 1.5 of the Summary above, improved or to be improved with the Tenant Improvements. Such lease is upon, and subject to, the terms, covenants and conditions herein set forth and each party covenants, as a material part of the consideration for this Lease, to keep and perform their respective obligations under this Lease.

1.2     Landlord's Reservation of Rights. Provided Tenant's use of and access to the Premises is not materially interfered with in an unreasonable manner, and subject to the terms of this Lease, Landlord reserves for itself the right from time to time to install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises.

1.3     Measurement of Premises, Building and/or the Project. Landlord reserves the right to re-measure the Premises, the Building and/or the Project and adjust all provisions of this Lease which are based upon the area of the Premises, the Building and/or the Project such as Tenant's Percentage, Monthly Basic Rent, and the Allowance, if any. As used in this Lease, the following terms have the meanings indicated:

(a)	The term “usable area” or “usable square footage” means the usable area as determined, in Landlord's reasonable discretion, in substantial accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 - 1996 (the “BOMA Standard”);

(b)	The term “rentable area” or “rentable square footage” means the rentable area measured, in Landlord's reasonable discretion, in substantial accordance with the BOMA Standard; and

(c)	Landlord shall have the right to modify the BOMA Standard in Landlord's reasonable, good faith discretion.

2.     Term. The Term of this Lease shall be for the period designated in Section 1.6 of the Summary commencing on the Commencement Date, and ending on the Expiration Date, unless the Lease is sooner terminated as provided in this Lease.

3.     Rent.

3.1     Basic Rent. Tenant agrees to pay Landlord, as basic rent for the Premises, the Monthly Basic Rent in the amounts designated in Section 1.8 of the Summary. The Monthly Basic Rent shall be paid by Tenant in monthly installments in the amounts designated in Section 1.8 of the Summary in advance on the first day of each and every calendar month during the Term, without demand, notice, deduction or offset except that the first full month's Monthly Basic Rent shall be paid upon Tenant's execution and delivery of this Lease to Landlord. Monthly Basic Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to a thirty (30) day month.

3.2     Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to the Monthly Basic Rent described in Section 3.1 above (including, without limitation, payments for insurance, repairs and parking, and Tenant's Percentage of Operating Expenses in excess of Landlord's Contribution to Operating Expenses as provided in Section 1.10 of the Summary) shall be considered additional rent for the purposes of this Lease, and the word “rent” in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Monthly Basic Rent is referenced. The Monthly Basic Rent and additional rent shall be paid to Landlord as provided in Section 7, without any prior notice or demand therefor and without any deduction or offset whatever, in lawful money of the United States of America.

4.     Common Areas; Operating Expenses.

4.1     Definitions; Tenant's Rights. During the Term of this Lease, Tenant shall have the non-exclusive right to use, in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Section 6 below, those portions of the Project (the “Project Common Areas”) not leased or designated for lease to tenants that are provided for use in common by Landlord, Tenant and any other tenants of the Project (or by the sublessees (agents, employees, customers invitees, guests or licensees of any such party), whether or not those areas are open to the general public. The Project Common Areas shall include, without limitation, any fixtures, systems, decor, facilities and landscaping contained, maintained or used in connection with those areas, and shall be deemed to include any city sidewalks adjacent to the Project, any pedestrian walkway system, park or other facilities located on the Site and open to the general public. The common areas appurtenant to the Building shall be referred to herein as the “Building Common Areas” and shall include, without limitation, the following areas:

(a)	the common entrances, lobbies, restrooms on multi-tenant floors, elevators, stairways and accessways, loading docks, ramps, drives and platforms and any passageways and serviceways thereto to the extent not exclusively another serving tenant or contained within another tenant's premises, and the common pipes, conduits, wires and appurtenant equipment serving the Premises; and

(b)	the parking structure and parking areas (subject to Section 6.2 below), loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building.

The Building Common Areas and the Project Common Areas shall be referred to herein collectively as the “Common Areas.”

4.2     Landlord’s Reserved Rights. Landlord reserves the right from time to time to use any of the Common Areas and to do any of the following, as long as such acts do not unreasonably interfere with Tenant’s use of or access to the Premises:

(a)	expand the Building and construct or alter other buildings or improvements on the Site;

(b)	make any changes, additions, improvements, repairs or replacements in or to the Project, the Site, the Common Areas and/or the Building (including the Premises if required to do so by any law or regulation) and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways and, subject to Section 6.2, parking spaces and parking areas;

(c)	close temporarily any of the Common Areas while engaged in making repairs, improvements or alterations to the Project, Site and/or Building; and

(d)	perform such other acts and make such other changes with respect to the Project, Site, Common Areas and Building, as Landlord may, in the exercise of its good faith business judgment, deem to be appropriate.

4.3     Excess Expenses. In addition to the Monthly Basic Rent required to be paid by Tenant pursuant to Section 3.1 above, during each month during the Term of this Lease (after the Base Year noted in Section 1.10 of the Summary), Tenant shall pay to Landlord the amount by which Tenant’s Percentage of Operating Expenses for such calendar year exceeds Landlord’s Contribution to Operating Expenses (such amount shall be referred to in this Section 4 as the “Excess Expenses”), in the manner and at the times set forth in the following provisions of this Section 4.

4.4     Definition of Operating Expenses. As used in this Lease, the term “Operating Expenses” shall consist of all costs and expenses of operation, maintenance, repair and replacement of the Project (including the Building), the Site and the Common Areas as determined by Landlord utilizing standard accounting practices and calculated assuming the Project is ninety-five percent (95%) occupied. Operating Expenses include the following costs by way of illustration but not limitation: (a) Real Property Taxes and Assessments (as defined in Section 4.5 below) and any taxes or assessments imposed in lieu thereof; (b) any and all assessments imposed with respect to the Project pursuant to any covenants, conditions and restrictions affecting the Project; (c) water and sewer charges and the costs of electricity, heating, ventilating, air conditioning and other utilities; (d) utilities surcharges and any other costs, levies or assessments resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Project including, but not limited to, the parking facilities serving the Project; (e) costs of insurance obtained by Landlord pursuant to Section 21 of this Lease; (f) waste disposal and janitorial services; (g) security; (h) costs incurred in the management of the Project, including, without limitation: (1) supplies, (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, insurance and similar governmental charges related thereto) of employees used in the operation and maintenance of the Project, (3) the rental of personal property used by Landlord's personnel in the maintenance, repair and operation of the Project, (4) management office expenses including rent and operating costs, (5) accounting fees, legal fees and real estate consultant’s fees, and (6) a management/administrative fee not to exceed five percent (5%) of the annual gross revenues of the Project; (i) supplies, materials, equipment and tools; (j) repair and maintenance of the elevators and the structural portions of the Project, including the plumbing, heating, ventilating, air-conditioning, electrical and other utility systems installed or furnished by Landlord; (k) maintenance, costs and upkeep of all parking and Common Areas; (l) amortization on a straight-line basis over (as determined by Landlord) the lesser of (x) the “Payback Period” (as defined below) or (y) the useful life (as reasonably determined by Landlord), together with interest at the Interest Rate (as defined in Section 1.14 of the Summary of this Lease) on the unamortized balance of all costs classified as capital or major repairs and maintenance (as determined by Landlord) (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools): (1) intended to produce a reduction in operating charges or energy consumption or effect other economies in the operation or maintenance of the Project; or (2) required after the date of this Lease under any governmental law or regulation; (3) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Project at the same quality levels as prior to the repair or replacement, including, but not limited to, items which are rented (rather than purchased) in the ordinary course of business; or (4) which are reasonably determined by Landlord to be in the best interests of the Project; (m) costs and expenses of gardening and landscaping; (n) maintenance of signs; (o) personal property taxes levied on or attributable to personal property used in connection with the Project; and (p) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items, including appropriate reserves. For purposes of determining Landlord’s Contribution to Operating Expenses, Operating Expenses shall not include (i) one-time special assessments, charges, costs or fees or extraordinary charges or costs incurred in the Base Year only, (ii) market-wide labor-rate increases due to extraordinary circumstances including, but not limited to, boycotts and strikes, (iii) utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, and (iv) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years). In no event shall costs for any item of utilities included in Operating Expenses for any year subsequent to the Base Year be less than the amount included in Operating Expenses for the Base Year for such utility item. In addition, if in any calendar year subsequent to the Base Year, the amount of Operating Expenses decreases due to a reduction in the cost of providing utilities, security and/or other services to the Project for any reason, including without limitation, because of deregulation of the utility industry and/or reduction in rates achieved in contracts with utilities and/or service providers, then for purposes of the calendar year in which such decrease in Operating Expenses occurred and all subsequent calendar years, the Operating Expenses for the Base Year shall be decreased by an amount equal to such decrease. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement and/or a major repair or maintenance item to equal the cost of the capital improvement and/or repair or improvement item.

4.5     Definition of Real Property Taxes and Assessments. All Real Property Taxes and Assessments shall be adjusted to reflect an assumption that the Building is fully assessed for real property tax purposes as a completed building ready for occupancy. As used in this Lease, the term “Real Property Taxes and Assessments” shall mean: any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Project, including the following by way of illustration but not limitation:

(a)	any tax on Landlord's “right” to rent or “right” to other income from the Premises or as against Landlord's business of leasing the Premises;

(b)	any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of "real property taxes" for the purposes of this Lease;

(c)	any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Project or the rent payable by Tenant hereunder or other tenants of the Project including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof but not on Landlord's other operations;

(d)	any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and/or

(e)	any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Project is a part.

Notwithstanding the foregoing, if after the Commencement Date Real Property Taxes and Assessments are reduced, then for purposes of all subsequent calendar years including the calendar year in which the reduction occurs, Landlord’s Contribution to Operating Expenses shall be proportionately reduced. Notwithstanding the foregoing provisions of this Section 4.5 above to the contrary, “Real Property Taxes and Assessments” shall not include Landlord's federal or state income, franchise, inheritance or estate taxes.

4.6     Estimate Statement. By the first day of April of each calendar year during the Term of this Lease (after the Base Year noted in Section 1.10 of the Summary) or as soon thereafter as reasonably possible, Landlord shall endeavor to deliver to Tenant a statement (“Estimate Statement”) estimating the Operating Expenses for the current calendar year and the estimated amount of Excess Expenses payable by Tenant. Landlord shall have the right no more than three (3) times in any calendar year to deliver a revised Estimate Statement showing the Excess Expenses for such calendar year if Landlord determines that the Excess Expenses are greater than those set forth in the original Estimate Statement (or previously delivered revised Estimate Statement) for such calendar year. The Excess Expenses shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Excess Expenses multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year). Subsequent installments shall be paid concurrently with the regular monthly rent payments for the balance of the calendar year and shall continue until the next calendar year's Estimate Statement (or current calendar year's revised Estimate Statement) is received.

4.7     Actual Statement. By the first day of April of each succeeding calendar year during the Term of this Lease or as soon thereafter as reasonably possible, Landlord shall endeavor to deliver to Tenant a statement (“Actual Statement”) of the actual Operating Expenses and Excess Expenses for the immediately preceding calendar year. If the Actual

Statement reveals that Excess Expenses were over-stated or under-stated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 4.6 above, then within thirty (30) days after delivery of the Actual Statement, Tenant shall pay to Landlord the amount of any such under-payment, or, Landlord shall credit Tenant against the next monthly rent falling due, the amount of such over-payment, as the case may be. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease. Prior to the expiration or sooner termination of the Lease Term and Landlord's acceptance of Tenant's surrender of the Premises, Landlord will have the right to estimate the actual Operating Expenses for the then current calendar year and to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Percentage of any excess of such actual Operating Expenses over the estimated Operating Expenses paid by Tenant in such calendar year.

4.8     No Release. Any delay or failure by Landlord in delivering any Estimate or Actual Statement pursuant to this Section 4 shall not constitute a waiver of its right to receive Tenant's payment of Excess Expenses, nor shall it relieve Tenant of its obligations to pay Excess Expenses pursuant to this Section 4, except that Tenant shall not be obligated to make any payments based on such Estimate or Actual Statement until ten (10) business days after receipt of such statement.

4.9     Audit Rights. In the event Tenant disputes the amount of the Operating Expenses set forth in the Actual Statement for the particular calendar year delivered by Landlord to Tenant pursuant to Section 4.7 above, Tenant shall have the right, at Tenant’s cost, after reasonable notice to Landlord, to have Tenant’s authorized employees or agents inspect, at Landlord’s office during normal business hours, Landlord’s books, records and supporting documents concerning the Operating Expenses set forth in such Actual Statement; provided, however, Tenant shall have no right to conduct such inspection, have an audit performed by the Accountant as described below, or object to or otherwise dispute the amount of the Operating Expenses set forth in any such Actual Statement, unless Tenant notifies Landlord of such objection and dispute, completes such inspection, and has the Accountant commence and complete such audit within six (6) months immediately following Landlord’s delivery of the particular Actual Statement in question (the “Review Period”); provided, further, that notwithstanding any such timely objection, dispute, inspection, and/or audit, and as a condition precedent to Tenant’s exercise of its right of objection, dispute, inspection and/or audit as set forth in this Section 4.9, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Section 4 in accordance with such Actual Statement. However, such payment may be made under protest pending the outcome of any audit which may be performed by the Accountant as described below. In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without interference with Landlord’s operation and management of the Building. If after such inspection and/or request for documentation, Tenant still disputes the amount of the Operating Expenses set forth in the Actual Statement, Tenant shall have the right, within the Review Period, to cause an independent certified public accountant which is not paid on a contingency basis and which is mutually approved by Landlord and Tenant (the “Accountant”) to complete an audit of Landlord’s books and records pertaining to Operating Expenses to determine the proper amount of the Operating Expenses incurred and amounts payable by Tenant for the calendar year which is the subject of such Actual Statement. Such audit by the Accountant shall be final and binding upon Landlord and Tenant. If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be one of the “Big 4” accounting firms, which is not paid on a contingency basis and which is selected by Tenant and reasonably approved by Landlord. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge. If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. Tenant agrees to pay the cost of such audit unless it is subsequently determined that Landlord’s original Actual Statement which was the subject of such audit was in error to Tenant’s disadvantage by five percent (5%) or more of the total Operating Expenses which was the subject of such audit. The payment by Tenant of any amounts pursuant to this Section 4 shall not preclude Tenant from questioning the correctness of any Actual Statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto, conduct and complete its inspection and have the Accountant conduct and complete the audit as described above prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of the Actual Statement in question and the amount of Operating Expenses shown thereon. In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 4.9, Tenant agrees to keep, and to cause all of Tenant’s employees and consultants and the Accountant to keep, all of Landlord’s books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential, and in connection therewith, Tenant shall cause such employees, consultants and the Accountant to execute such commercially reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.

4.10     Cap on Controllable Expenses. Notwithstanding anything to the contrary contained in this Section 4 and commencing as of January 1, 2006, Landlord acknowledges and agrees that the aggregate “Controllable Expenses” (as hereinafter defined) included in Operating Expenses in any calendar year after the 2005 calendar year shall not increase by more than five percent (5%) over the actual aggregate Controllable Expenses included in Operating Expenses for any preceding calendar year (including the 2005 Base Year), but with no such limit on the amount of Controllable Expenses which may be included in the Operating Expenses incurred during the 2005 Base Year because such 2005 Base Year is the determination year with respect to Operating Expenses (and the determination year with respect to Controllable Expenses). For purposes of this Section 4.9, “Controllable Expenses” shall mean all Operating Expenses except: (i) Real Property Taxes and Assessments; (ii) utilities costs; (iii) insurance carried by Landlord with respect to the Project and/or the operation thereof; and (iv) wages, salaries and other compensation and benefits paid to Landlord’s employees, agents or contractors engaged in the operation, management, maintenance (including, but not limited to, janitorial and cleaning services) or security of the Building or Project, to the extent such wages, salaries and other compensation are incurred as a result of union labor or government mandated requirements including, but not limited to, prevailing wage laws and similar requirements.

5.     Security Deposit. Landlord and Tenant acknowledge and agree that Landlord is, as of the date hereof, holding an amount equal to Thirty-One Thousand Dollars ($31,000.00) as the security deposit (“Existing Deposit”) under that certain office lease dated January 22, 1997 by and between Landlord (as successor-in-interest in the lease to the prior landlord) and Tenant (as amended, the “Existing Lease”). On the date of the full execution and delivery of this Lease by Landlord and Tenant, such Existing Deposit (less any amounts of the Existing Deposit applied by Landlord to remedy any default by Tenant under the Existing Lease) shall be transferred by Landlord so that the Existing Deposit (or portion thereof) shall constitute a portion of the Security Deposit required hereunder. Concurrently with Tenant's execution and delivery of this Lease to Landlord, Tenant shall deposit with Landlord the difference (i.e., $4,273.92 as of the date hereof) between the Security Deposit required hereunder and the actual amount of the Existing Deposit under the Existing Lease so transferred by Landlord. The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term. If Tenant defaults with respect to any of its obligations under this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Landlord sells its interest in the Building during the Term and if Landlord deposits with the purchaser the Security Deposit (or balance thereof), and such purchaser acknowledges receipt thereof, then, upon such sale, Landlord shall be discharged from any further liability with respect to the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any Tenant Parties (as defined in Section 6.4 below). Within sixty (60) days after the expiration of the Term, and provided Tenant fully and faithfully performs every provision of this Lease, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord's option, to Tenant’s “Transferee”, as such term is defined in Section 14 below), provided that subsequent to the expiration of this Lease, Landlord may retain from said Security Deposit (i) an amount reasonably estimated by Landlord to cover potential Operating Expense reconciliation payments due with respect to the calendar year in which this Lease terminates or expires (and any amounts so retained and not applied to such reconciliation shall be returned to Tenant within sixty (60) days after Landlord’s delivery of the Statement for such calendar year), (ii) any and all amounts reasonably estimated by Landlord to cover the anticipated costs to be incurred by Landlord to remove any signage provided to Tenant under this Lease, to remove cabling and other items required to be removed by Tenant under this Lease and to repair any damage caused by such removal (in which case any excess amount so retained by Landlord shall be returned to Tenant within sixty (60) days after such removal and repair), and (iii) any and all amounts permitted by law or this Section 5.

6.     Use.

6.1     General. Tenant shall use the Premises solely for the Permitted Use specified in Section 1.12 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever. Tenant shall observe and comply with the “Rules and Regulations” attached hereto as Exhibit “E”, and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord. Landlord shall endeavor to enforce the Rules and Regulations, but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of the Project or the Building of any such Rules and Regulations. Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, all recorded covenants, conditions and restrictions now or hereafter affecting the Premises and all laws, statutes, codes, rules and regulations now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises, including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990 as it pertains to Tenant's use, occupancy, improvement and alteration of the Premises (whether, except as otherwise expressly provided herein, structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises, regardless of the period of time remaining in the Lease Term). Tenant shall not use or allow the Premises to be used (a) in violation of any recorded covenants, conditions and restrictions affecting the Site or of any law or governmental rule or regulation, or of any certificate of occupancy issued for the Premises or Building, or (b) for any improper, immoral, unlawful or reasonably objectionable purpose. Tenant shall not do or permit to be done anything which will obstruct or interfere with the rights of other tenants or occupants of the Project or the Building, or injure or annoy them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, the Building, the Project or the Site, nor commit or suffer to be committed any waste in, on or about the Premises.

6.2     Parking.

(a)	Tenant’s Parking Privileges. During the Term of this Lease, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the number of parking privileges specified in Section 1.16 of the Summary hereof for use by Tenant’s employees in the common parking areas for the Building within the Project, as designated by Landlord from time to time. Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Project (including whether such areas shall be surface, underground and/or other structures) as long as Tenant is provided the number of parking privileges designated in Section 1.16 of the Summary. In addition, Landlord may, in its sole discretion, assign any unreserved and unassigned parking privileges, and/or make all or a portion of such privileges reserved.

(b)	Visitor Parking. In addition to such parking privileges for use by Tenant’s employees, Landlord shall permit access to the parking areas for Tenant’s visitors, subject to availability of spaces and payment (by validation charges or otherwise) of daily visitor parking charges therefor as may be established and adjusted by Landlord from time to time.

(c)	Parking Rules. The use of the parking areas shall be subject to the Parking Rules and Regulations contained in Exhibit “E” attached hereto and any other reasonable, non-discriminatory rules and regulations adopted by Landlord and/or Landlord's parking operators from time to time, including any system for controlled ingress and egress and charging visitors and invitees, with appropriate provision for validation of such charges. Tenant shall not use more parking privileges than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants of the Building or Project or for such other uses as visitor parking. Tenant's parking privileges shall be used only for parking by vehicles no larger than normally sized passenger automobiles or pick-up trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost thereof to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord.

6.3     Signs and Auctions. Tenant shall be entitled, at its sole cost and expense, to maintain the existing identification signs on or near the entry doors of the Premises covered under this Lease. Such sign shall be installed by a signage contractor designated by Landlord. The location, quality, design, style, lighting and size of such sign shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for such identification sign, Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Project. Except for Tenant’s Name Sign (as defined below), any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion. Tenant shall have no right to conduct any auction in, on or about the Premises, the Building or Site. Tenant shall, at Tenant’s expense, continue to be entitled to one (1) line on the Building directory to display Tenant’s name and suite number.

(a)	Monument Signage. Subject to the continued approval of all applicable governmental and quasi- governmental entities, and subject to all applicable governmental and quasi- governmental laws, rules, regulations and codes, Tenant shall continue to be entitled to retain the non-exclusive right to maintain its identification sign (“Tenant’s Name Sign”) located on the Building's monument sign (the “Monument Sign”). Tenant shall pay to Landlord, within ten (10) days after demand, from time to time, all costs attributable to the maintenance and repair of Tenant's Name Sign on the Monument Sign. Landlord shall have the right to relocate, redesign and/or reconstruct the Monument Sign from time to time.

(b)	General Provisions. The signage rights granted to Tenant under this Section 6.3 are personal to the original Tenant executing this Lease (“Original Tenant”) and may not be exercised or used by or assigned to any other person or entity. In addition, Original Tenant shall no longer have any right to Tenant’s Name Sign if at any time during the Lease Term the Original Tenant does not lease and occupy all of the Premises. Upon the expiration or sooner termination of this Lease, or upon the earlier termination of Tenant's signage rights hereunder, Landlord shall have the right to permanently remove Tenant’s Name Sign and to repair all damage to the Building, the Monument Sign and/or the Project resulting from such removal, and Tenant shall reimburse Landlord for Landlord’s costs thereof within ten (10) days of Landlord’s demand.

6.4     Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws (as defined below) applicable to Tenant or the Premises and (ii) be and remain in compliance in all material respects with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises. As used in this Lease, the term “Environmental Law” means any past, present or future federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute “Hazardous Materials” as defined in this Lease), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively,

“Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which are caused or permitted by Tenant or any of Tenant’s Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant , at Tenant's sole cost and expense, to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord's mortgagee(s). At all times during the Term of this Lease, Landlord will have the right, but not the obligation, to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Tenant is in compliance with the terms of this Lease regarding Hazardous Materials. Tenant will, upon the request of Landlord or any mortgagee at any time during which Tenant is in default under this Lease, cause to be performed an environmental audit of the Premises at Tenant’s expense by an established environmental consulting firm reasonably acceptable to Landlord and Landlord’s mortgagee(s). As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any Environmental Laws, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs"\”), and freon and other chlorofluorocarbons. The provisions of this Section 6.4 will survive the expiration or earlier termination of this Lease.

7.     Payments and Notices. All rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in Section 1.1 of the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), facsimile transmission sent by a machine capable of confirming transmission receipt, with a hard copy of such notice delivered no later than one (1) business day after facsimile transmission by another method specified in this Section 7, or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in Section 1.2 of the Summary, or to Landlord at the address designated in Section 1.1 of the Summary. Either party may, by prior written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) upon confirmed transmission if sent by facsimile transmission, provided such transmission is prior to 5:00 p.m. on a business day (if such transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (iii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs. For purposes of this Section 7, a “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service.

8.     Brokers. Landlord has entered into an agreement with the real estate broker specified in Section 1.13 of the Summary as representing Landlord (“Landlord’s Broker”), and Landlord shall pay any commissions or fees that are payable to Landlord's Broker with respect to this Lease in accordance with the provisions of a separate commission contract. Landlord shall have no further or separate obligation for payment of commissions or fees to any other real estate broker, finder or intermediary. Tenant represents that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than Landlord’s Broker and the broker specified in Section 1.13 of the Summary as representing Tenant (“Tenant’s Broker”). Any commissions or fees payable to Tenant's Broker with respect to this Lease shall be paid exclusively by Landlord’s Broker. Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, protect, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Landlord of the foregoing representation, including, without limitation, any claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein. The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

9.     Surrender; Holding Over.

9.1     Surrender of Premises. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and exclusive possession of the Premises to Landlord broom clean and in first-class condition and repair, reasonable wear and tear excepted, with all of Tenant's personal property (and those items, if any, of Tenant Improvements and Tenant Changes identified by Landlord pursuant to Section 12.2 below) removed therefrom and all damage caused by such removal repaired, as required pursuant to Sections 12.2 and 12.3 below. If, for any reason, Tenant fails to surrender the Premises on the expiration or earlier termination of this Lease (including upon the expiration of any subsequent month-to-month tenancy consented to by Landlord pursuant to Section 9.2 below), with such removal and repair obligations completed, then, in addition to the provisions of Section 9.3 below and Landlord’s rights and remedies under Section 12.4 and the other provisions of this Lease, Tenant shall indemnify, protect, defend (by counsel approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from such failure to surrender, including, without limitation, any claim made by any succeeding tenant based thereon. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

9.2     Hold Over With Landlord’s Consent. If, with Landlord’s express written consent, Tenant remains in possession of the Premises after the expiration or earlier termination of the Lease Term, Tenant shall become a tenant from month-to-month upon the terms and conditions set forth in this Lease (including Tenant’s obligation to pay all Excess Expenses and any other additional rent under this Lease), but at a Monthly Basic Rent equal to the greater of: (a) one hundred fifty percent (150%) of the Monthly Basic Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination; or (b) one hundred fifty percent (150%) of the prevailing market rate (as reasonably determined by Landlord) for the Premises in effect on the date of such expiration or earlier termination. Tenant shall pay an entire month’s Monthly Basic Rent calculated in accordance with this Section 9.2 for any portion of a month it holds over and remains in possession of the Premises pursuant to this Section 9.2. This Section 9.2 shall not be construed to create any expressed or implied right to holdover beyond the expiration of the Lease Term or any extension thereof.

9.3     Hold Over Without Landlord's Consent. If Tenant holds over after the expiration or earlier termination of the Lease Term without the express written consent of Landlord, then, in addition to all other remedies available to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant's obligation to pay all Excess Expenses and any other additional rent under this Lease), but at a Monthly Basic Rent equal to the greater of: (a) one hundred fifty percent (150%) of the Monthly Basic Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination; or (b) one hundred fifty percent (150%) of the prevailing market rate (as reasonably determined by Landlord) for the Premises in effect on the date of such expiration or earlier termination. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease. Tenant shall pay an entire month's Monthly Basic Rent calculated in accordance with this Section 9.3 for any portion of a month it holds over and remains in possession of the Premises pursuant to this Section 9.3.

9.4     No Effect on Landlord's Rights. The foregoing provisions of this Section 9 are in addition to, and do not affect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise provided by law or equity.

10.     Taxes on Tenant's Property. Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant) to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to the Building's standard tenant improvements are assessed. If any such taxes or assessments are levied against Landlord or Landlord’s property, Landlord may, after written notice to Tenant, pay such taxes and assessments, and Tenant shall reimburse Landlord therefor within ten (10) days after demand by Landlord.

11.     Condition of Premises; Repairs.

11.1     Condition of Premises. Tenant acknowledges and agrees that it has had an opportunity to inspect the Premises, the Building, the Site and the Project, and finds the same in satisfactory condition and repair. Tenant accepts the Premises, the Building, the Site and the Project in their “then as-is” condition as of the date hereof. Tenant also acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Site or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business. The taking of possession of the Premises by Tenant shall conclusively establish that the Project, the Site, the Premises, the Tenant Improvements therein, the Building and the Common Areas were at such time complete and in good, sanitary and satisfactory condition and repair with all work required to be performed by Landlord, if any, pursuant to Exhibit “C” completed and without any obligation on Landlord’s part to make any alterations, upgrades or improvements thereto.

11.2     Landlord's Repair Obligations. Subject to Section 18.1 and 18.2 of this Lease, Landlord shall, as part of the Operating Expenses, repair, maintain and replace, as necessary (a) the Building shell and other structural portions of the Building (including the roof and foundations), (b) the basic heating, ventilating, air conditioning (“HVAC”), sprinkler and electrical systems within the Building core and standard conduits, connections and distribution systems thereof within the Premises (but not any above standard improvements installed in the Premises such as, for example, but by way of limitation, custom lighting, special or supplementary HVAC or plumbing systems or distribution extensions, special or supplemental electrical panels or distribution systems, or kitchen or restroom facilities and appliances to the extent such facilities and appliances are intended for the exclusive use of Tenant), and (c) the Common Areas; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord, as additional rent, the costs of such maintenance, repairs and replacements. Landlord shall not be liable to Tenant for failure to perform any such maintenance, repairs or replacements, unless Landlord shall fail to make such maintenance, repairs or replacements and such failure shall continue for an unreasonable time following written notice from Tenant to Landlord of the need therefor. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

11.3     Tenant’s Repair Obligations. Except for Landlord’s obligations specifically set forth in Sections 11.1, 11.2, 16.1, 18.1 and 19.2 hereof, Tenant shall at all times and at Tenant's sole cost and expense, keep, maintain, clean, repair, preserve and replace, as necessary, the Premises and all parts thereof including, without limitation, all Tenant Improvements, Tenant Changes, utility meters, all special or supplemental HVAC systems, electrical systems, pipes and conduits, located within the Premises, all fixtures, furniture and equipment, Tenant’s storefront (if any), Tenant’s signs, locks, closing devices, security devices, windows, window sashes, casements and frames, floors and floor coverings, shelving, kitchen and/or restroom facilities and appliances located within the Premises to the extent such facilities and appliances are intended for the exclusive use of Tenant, if any, custom lighting, and any alterations, additions and other property located within the Premises in first-class condition and repair, reasonable wear and tear excepted. Tenant shall replace, at its expense, any and all plate and other glass in and about the Premises which is damaged or broken from any cause whatsoever except due to the gross negligence or willful misconduct of Landlord, its agents or employees and not covered by insurance maintained, or required to be maintained, by Tenant hereunder. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by licensed contractor(s) which are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises.

12.     Alterations.

12.1     Tenant Changes; Conditions. After installation of the initial Tenant Improvements for the Premises pursuant to Exhibit “C”, Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises (collectively, “Tenant Changes”) subject to and upon the following terms and conditions:

(a)	Notwithstanding any provision in this Section 12 to the contrary, Tenant is absolutely prohibited from making any alterations, additions, improvements or decorations which: (i) affect any area outside the Premises; (ii) affect the Building's structure, equipment, services or systems, or the proper functioning thereof, or Landlord's access thereto; (iii) affect the outside appearance, character or use of the Project, the Building or the Common Areas; (iv) weaken or impair the structural strength of the Building; (v) in the reasonable opinion of Landlord, lessen the value of the Project or Building; or (vi) will violate or require a change in any occupancy certificate applicable to the Premises.

(b)	Before proceeding with any Tenant Change which is not otherwise prohibited in Section 12.1(a) above, Tenant must first obtain Landlord's written approval thereof (including approval of all plans, specifications and working drawings for such Tenant Change), which approval shall not be unreasonably withheld. However, Landlord’s prior approval shall not be required for any Tenant Change which satisfies the following conditions (hereinafter a “Pre-Approved Change”): (i) the costs of such Tenant Change does not exceed One Thousand Five Hundred Dollars ($1,500.00) individually; (ii) the costs of such Tenant Change when aggregated with the costs of all other Tenant Changes made by Tenant during the Term of this Lease do not exceed Ten Thousand Dollars ($10,000.00); (iii) Tenant delivers to Landlord final plans, specifications and working drawings for such Tenant Change at least ten (10) days prior to commencement of the work thereof; (iv) the Tenant Change is not prohibited in Section 12.1(a) above; (v) the Tenant Change does not require a building permit; and (v) Tenant and such Tenant Change otherwise satisfy all other conditions set forth in this Section 12.1.

(c)	After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefor (or is deemed to have approved the Pre-Approved Changes as set forth in Section 12.1(b) above), Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with such contractors and subcontractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; (ii) before proceeding with any Tenant Change (including any Pre-Approved Change), provide Landlord with ten (10) days’ prior written notice thereof; and (iii) pay to Landlord, within ten (10) days after written demand, the costs of any increased insurance premiums incurred by Landlord to include such Tenant Changes in the fire and extended coverage insurance obtained by Landlord pursuant to Section 21 below, if Landlord elects in writing to insure such Tenant Changes. Landlord shall not be required to include the Tenant Changes under such insurance. If such Tenant Changes are not included in Landlord's insurance, Tenant shall insure the Tenant Changes under its casualty insurance pursuant to Section 20.1(a) below. In addition, before proceeding with any Tenant Change, Tenant's contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense: (A) all necessary governmental permits and approvals for the commencement and completion of such Tenant Change; and (B) a completion and lien indemnity bond, or other surety, satisfactory to Landlord for such Tenant Change. Landlord’s approval of any contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability for any conduct or acts of such contractor(s) and/or subcontractor(s).

(d)	Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord's engineers and other consultants (but not Landlord’s on-site management personnel) for review of all plans, specifications and working drawings for the Tenant Changes and for the incorporation of such Tenant Changes in the Landlord's master Building drawings, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants together with (in any event) an administrative charge of five percent (5%) of the actual costs of such work. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any Tenant Change, the actual, reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Tenant Changes to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

(e)	All Tenant Changes shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all laws, rules, regulations of all governmental agencies and authorities including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990; (iv) in such a manner so as not to interfere with the occupancy of any other tenant in the Project or Building, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Project or Building; and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

(f)	Throughout the performance of the Tenant Changes, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Section 20 of this Lease.

12.2     Removal of Tenant Changes and Tenant Improvements. All Tenant Changes and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease; provided, however, Landlord may, by written notice delivered to Tenant at any time prior to the date which is thirty (30) days before the expiration of the Lease Term (or immediately upon any sooner termination of this Lease) identify those items of the Tenant Improvements and Tenant Changes (including, but not limited to, any voice and data cabling or other wiring and any pipes installed by Tenant in the Building) which Landlord shall require Tenant to remove at the end of the Term of this Lease. If Landlord requires Tenant to remove any such items as described above, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal (or, at Landlord's option, shall pay to Landlord all of Landlord's costs of such removal and repair).

12.3     Removal of Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and moveable partitions) shall be, and remain, the property of Tenant, and shall be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or sooner termination of this Lease. Tenant shall promptly repair any damage caused by such removal.

12.4     Tenant’s Failure to Remove. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property, or any items of Tenant Improvements or Tenant Changes identified by Landlord for removal pursuant to Section 12.2 above, or if Tenant fails to comply with its obligations under Section 12.3, Landlord may, at its option, treat such failure as a hold over pursuant to Section 9.3 above, and/or may (without liability to Tenant for loss thereof, at Tenant's sole cost and in addition to Landlord's other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable law; and/or (b) upon ten (10) days’ prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord's attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

13.     Liens. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Project, the Site, the Building or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or any Tenant Parties. Tenant shall, at Landlord’s request, provide Landlord with enforceable, unconditional and final lien releases (and other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, immediately cause such lien to be released of record or bonded to Landlord’s reasonable satisfaction so that it no longer affects title to the Project, the Site, the Building or the Premises. If Tenant fails to cause such lien to be so released or bonded within twenty (20) days after filing thereof, Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within five (5) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

14.     Assignment and Subletting.

14.1     Restriction on Transfer. Except as otherwise expressly provided in this Section 14, Tenant shall not, without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like shall sometimes be referred to as a “Transfer”). In no event may Tenant encumber or hypothecate this Lease. Any Transfer without Landlord's consent (except for a Permitted Transfer pursuant to Section 14.2 below) shall constitute a default by Tenant under this Lease, and in addition to all of Landlord’s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord’s election. In addition, this Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord. For purposes of this Section 14, other than with respect to a Permitted Transfer under Section 14.2 and transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of twenty-five percent (25%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, shall be deemed an assignment of this Lease and shall be subject to all of the restrictions and provisions contained in this Section 14.

14.2     Permitted Controlled Transfers. Notwithstanding the provisions of Sections 14.1 above to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord’s consent and without extending any sublease or termination option to Landlord, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern, provided that: (a) at least twenty (20) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements and other financial and background information of the assignee or sublessee described in Section 14.3 below; (b) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); (c) the financial net worth of the assignee or sublessee equals or exceeds that of Tenant as of the date of execution of this Lease; (d) Tenant remains fully liable under this Lease; (e) the use of the Premises under Section 6 remains unchanged; and (f) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of this Lease.

14.3     Landlord’s Options. If at any time or from time to time during the Term Tenant desires to effect a Transfer, Tenant shall deliver to Landlord, at least thirty (30) days prior to the date Tenant desires the Transfer to be effective (“Transfer Date”), written notice (“Transfer Notice”) setting forth the Transfer Date, the terms and provisions of the proposed Transfer, the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”), and any ownership or commercial relationship between Tenant and the proposed Transferee. Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and financial statements for the preceding two (2) years of the Transferee which have been certified or audited by a reputable independent accounting firm acceptable to Landlord, and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Except with respect to a Permitted Transfer, Landlord shall have the option, exercisable by written notice delivered to Tenant within thirty (30) days after Landlord's receipt of the Transfer Notice, such financial statements and other information requested by Landlord, either to:

(a)	approve or disapprove such Transfer, which approval shall not be unreasonably withheld; or

(b)	sublet from Tenant that portion of the Premises which Tenant has requested to sublease at the rental and on the other terms set forth in this Lease prorate for the portion of the Premises to be sublet and for the term set forth in Tenant’s Notice, or, in the case of an assignment or encumbrance, terminate this Lease with respect to the entire Premises and recapture the Premises, which termination shall be effective thirty (30) days after Tenant’s receipt of Landlord’s notice.

If Landlord exercises its option to sublease any such space from Tenant following Tenant's request for Landlord’s approval of the proposed sublease of such space, (i) Landlord shall be responsible for the construction of any partitions which Landlord reasonably deems necessary to separate such space from the remainder of the Premises, and (ii) Landlord and any sub-subtenant or assignee of Landlord with respect to such subleased space shall have the right to use in common with Tenant all lavatories, corridors and lobbies which are within the Premises and which are reasonably required for the use of such space.

14.4     Additional Conditions; Excess Rent. If for a Transfer other than a Permitted Transfer Landlord does not exercise its sublease or termination option and instead approves of the proposed Transfer pursuant to Section 14.3(a) above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following further conditions:

(a)	the Transfer shall be on the same terms set forth in the Transfer Notice delivered to Landlord (if the terms have changed, Tenant must submit a revised Transfer Notice to Landlord and Landlord shall have another twenty (20) days after receipt thereof to make the election in Sections 14.3(a) or 14.3(b) above);

(b)	no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument affecting the Transfer has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant’s obligations under this Lease (or with respect to a sublease of a portion of the Premises or for a portion of the Term, all of Tenant’s obligations applicable to such portion);

(c)	no Transferee shall have a further right to assign, encumber or sublet, except on the terms herein contained; and

(d)	any rent or other economic consideration received by Tenant as a result of such Transfer which exceeds, in the aggregate, (i) the total rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased, but excluding any amortized tenant improvement costs, if any), plus (ii) any reasonable brokerage commissions, attorneys’ fees and moving costs actually paid by Tenant in connection with such Transfer, shall be paid to Landlord within ten (10) days after receipt thereof as additional rental under this Lease, without affecting or reducing any other obligations of Tenant hereunder.

14.5     Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord's disapproval of any proposed Transfer (other than a Permitted Transfer) pursuant to Section 14.3(a) shall be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (a) the proposed Transfer would result in more than two subleases of portions of the Premises being in effect at any one time during the Term; (b) the net effective rent payable by the Transferee (adjusted on a rentable square foot basis) is less than the net effective rent then being quoted by Landlord for new leases in the Building for comparable size space for a comparable period of time; (c) the proposed Transferee is an existing tenant of the Project or is negotiating with Landlord (or has negotiated with Landlord in the last six (6) months) for space in the Project; (d) the proposed Transferee is a governmental entity; (e) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (f) the use of the Premises by the Transferee (i) is not permitted by the use provisions in Section 6 hereof, or (ii) violates any exclusive use granted by Landlord to another tenant in the Building; (g) the Transfer would likely result in significant increase in the use of the parking areas or Common Areas by the Transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; (h) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer; or (i) the Transferee is not in Landlord’s reasonable opinion of reputable or good character or consistent with Landlord’s desired tenant mix. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Section 14, Tenant’s and such Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee waives all other remedies against Landlord, including, without limitation, the right to seek monetary damages or to terminate this Lease.

14.6     No Release. No Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease. Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy there of to Landlord. However, the acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

14.7     Administrative and Attorneys’ Fees. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of One Thousand Five Hundred Dollars ($1,500.00), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord's in-house attorneys or paralegals or otherwise). Acceptance of the One Thousand Five Hundred Dollar ($1,500.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

14.8     Material Inducement. Tenant understands, acknowledges and agrees that (a) Landlord's option to sublease from Tenant any space which Tenant proposes to sublease or terminate this Lease upon any proposed assignment or encumbrance of this Lease by Tenant as provided in Section 14.3(b) above rather than approve the proposed sublease, assignment or encumbrance, and (b) Landlord’s right to receive any excess consideration paid by a Transferee in connection with an approved Transfer as provided in Section 14.4(d) above, are a material inducement for Landlord's agreement to lease the Premises to Tenant upon the terms and conditions herein set forth.

15.     Entry by Landlord. Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Project, all without being deemed guilty of or liable for any breach of Landlord's covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent. In exercising such entry rights, Landlord shall endeavor to minimize, as reasonably practicable, the interference with Tenant’s business, and shall provide Tenant with reasonable advance written notice of such entry (except in emergency situations and for scheduled services). For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord except, subject to the provisions of Section 22.1, to the extent of Landlord’s gross negligence or willful misconduct.

16.     Utilities and Services.

16.1     Standard Utilities and Services. As long as Tenant has not committed an uncured default under any of the provisions of this Lease, and subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth hereinbelow, Landlord shall furnish or cause to be furnished to the Premises the following utilities and services, the costs of which shall be included in Operating Expenses, unless otherwise specified below (Landlord reserves the right to adopt non-discriminatory modifications and additions to the following provisions from time to time):

(a)	Landlord shall make the elevator of the Building available for Tenant's non-exclusive use, twenty-four (24) hours per day.

(b)	Landlord shall furnish during the Business Hours for the Building specified in Section 1.17 of the Summary (which Business Hours shall be subject to change from time to time by Landlord, in Landlord’s reasonable discretion), heating, ventilation and air conditioning (“HVAC”) for the Premises as required in Landlord's judgment for the comfortable and normal occupancy of the Premises. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this Section 16, including keeping window coverings closed as needed. Such work shall be charged at hourly rates equal to then-current journeyman's wages for HVAC mechanics. If Tenant desires HVAC at any time other than during the Business Hours for the Building, Landlord shall provide such “after-hours” usage after advance reasonable request by Tenant, and Tenant shall pay to Landlord, as additional rent (and not as part of the Operating Expenses) the cost, as fairly determined by Landlord, of such after-hours usage (as well as the cost of any HVAC used by Tenant in excess of what Landlord considers reasonable or normal), including any minimum hour charges for after-hours requests and any special start-up costs for after-hours services which requires a special start-up (such as late evenings, weekends and holidays) together with an administrative fee of five percent (5%) of the cost of such after-hours usage, which administrative fee shall also be payable by Tenant to Landlord for the cost of any other services provided by Landlord to Tenant that are not otherwise required to be provided by Landlord to Tenant hereunder.

(c)	Landlord shall furnish janitorial services to the Premises five (5) days per week pursuant to janitorial and cleaning specifications as may be adopted by Landlord from time to time. No person(s) other than those persons approved by Landlord shall be permitted to enter the Premises for such purposes. Janitorial service shall include ordinary dusting and cleaning by the janitor assigned to do such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture, interior window cleaning, coffee or eating area cleaning and other special services. Such additional services may be rendered by Landlord pursuant to written agreement with Tenant as to the extent of such services and the payment of the cost thereof. Janitorial service will not be furnished on nights when rooms are occupied after 7:30 p.m. or to rooms which are locked unless a key is furnished to the Landlord for use by the janitorial contractor. Window cleaning shall be done only by Landlord, at such time and frequency as determined by Landlord at Landlord’s sole discretion. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Premises as offices.

(d)	Landlord may, in Landlord’'s sole discretion, provide security service or protection in the Building and/or the Project, in any manner deemed reasonable by Landlord at Landlord’s sole discretion, from the Commencement Date throughout the Term.

16.2     Tenant’s Obligations. Tenant shall control and be separately metered for the electricity, gas, water, telephone for the Premises or other services which are metered, chargeable or provided to the Premises, at Tenant’s sole cost and expense. Tenant shall make all such payments directly to the utility provider as and when bills are rendered. Should Tenant fail to pay such amounts, Landlord shall have the right to pay the same on Tenant’s behalf and Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in conjunction with such payment within ten (10) days after demand therefor. All such costs and expenses incurred by Landlord on Tenant's behalf shall be deemed additional rent payable by Tenant and collectible by Landlord as such. At no time shall use of electricity in the Premises exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant's sole cost, if, in Landlord’s reasonable judgment, the same are necessary and shall not (i) cause permanent damage or injury to the Project, the Building or the Premises, (ii) cause or create a dangerous or hazardous condition, (iii) entail excessive or unreasonable alterations, repairs or expenses, or (iv) interfere with or disturb other tenants or occupants of the Building. Tenant shall cooperate fully at all times with Landlord, and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building’s services and systems. Tenant shall not use any apparatus or device in, upon or about the Premises which may in any way increase the amount of services or utilities usually furnished or supplied to the Premises or other premises in the Building. In addition, Tenant shall not connect any conduit, pipe, apparatus or other device to the Building’s water, waste or other supply lines or systems for any purpose. Neither Tenant nor its employees, agents, contractors, licensees or invitees shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the mechanical installations or facilities of the Building.

16.3     Failure to Provide Services. Landlord’s failure to furnish or delay in furnishing any of the services described in Section 16.1 above when such failure is caused by all or any of the following shall not result in any liability of Landlord: (a) casualty, accident, breakage or repairs; (b) acts of terrorism, strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel, including due to shortages, blackouts or any other cause; or (e) any other cause beyond Landlord's reasonable control. In addition, in the event of the failure of any said utilities or services, Tenant shall not be entitled to any abatement or reduction of rent (except as expressly provided in Sections 18.3 and 19.2 if such failure is a result of a damage or taking described therein), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services as set forth in this Section 16. In the event of any stoppage or interruption of services or utilities, Landlord shall diligently attempt to resume such services or utilities as promptly as practicable. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.

17.     Indemnification and Exculpation.

17.1     Tenant’s Assumption of Risk and Waiver. Except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and such matter is attributable to the gross negligence or willful misconduct of Landlord, its agents, employees or contractors Landlord shall not be liable to Tenant, Tenant’s employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, nor for (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other tenants or persons in the Project, occupants of adjacent property of the Project, or the public, or caused by operations in construction of any private, public or quasi-public work. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of revenue or income and Tenant waives any and all claims for any such damages. Notwithstanding anything to the contrary contained in this Section 17.1, all property of Tenant, its agents, employees and invitees kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers.

17.2     Tenant’s Indemnification of Landlord. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Indemnified Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence at the Premises, unless caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors and not covered by the insurance required to be maintained by Tenant under this Lease, (b) any act or omission of Tenant or any of Tenant’s agents, employees, contractors, subtenants, assignees, licensees or invitees (collectively, “Tenant Parties”); (c) the use of the Premises and Common Areas and conduct of Tenant's business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises, the Building or elsewhere on the Project; and/or (d) any default by Tenant of any obligations on Tenant's part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Premises, or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy thereof, whether or not Landlord or its mortgagee has or should have knowledge or notice of the defect or conditions causing or contributing to such injury, death, loss or damage. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant'’s expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld.

17.3     Reciprocal Indemnity. Notwithstanding any provisions of Lease Sections 17.1 and 17.2 to the contrary, Tenant shall not be required to indemnify and hold Landlord harmless from any Indemnified Claims to any person, property or entity resulting from the gross negligence or willful misconduct of Landlord or its agents, contractors, servants, employees or licensees in connection with Landlord's activities in the Building (except for damage to the Tenant Improvements and Tenant’s personal property, fixtures, furniture and equipment in the Premises, to the extent Tenant is required to obtain the requisite insurance coverage pursuant to the Lease) or the Site. Landlord shall indemnify and hold Tenant harmless from any such Indemnified Claims (but not including any loss of business, loss of profits or other consequential damages); provided, however, to the extent any damage or repair obligation is covered by insurance obtained by Landlord as part of Operating Expenses, but is not covered by insurance obtained by Tenant, then Tenant shall be relieved of its indemnity obligation up to the amount of the insurance proceeds which Landlord is entitled to receive. Tenant's agreement to indemnify and hold Landlord harmless pursuant to Section 17.2 above and the exclusion from Tenant's indemnity and Landlord's agreement to indemnify and hold Tenant harmless pursuant to this provision are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to the Lease to the extent that such policies cover the results of such acts, omissions or willful misconduct.

17.4     Survival; No Release of Insurers. Tenant’s and Landlord’s indemnification obligations under Sections 17.2 and 17.3 shall survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification in Sections 17.1 and 17.2 above are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

18.     Damage or Destruction.

18.1     Landlord’s Rights and Obligations. In the event the Premises or any part of the Building is damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord’s contractor estimates in a writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred twenty (120) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to deliver to Landlord pursuant to Section 18.2 below), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or any other part of the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord's contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred twenty (120) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either:

(a)	repair, reconstruct and restore the portion of the Building and Premises damaged by such casualty (including the, to the extent of insurance proceeds received from Tenant, the Tenant Improvements and the Tenant Changes), in which case this Lease shall continue in full force and effect; or

(b)	terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord's election to so terminate.

Under any of the conditions of this Section 18.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of sixty (60) days after the occurrence of such casualty, or fifteen (15) days after Landlord's receipt of the estimate from Landlord’s contractor.

18.2     Tenant‘s Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Premises, Tenant shall immediately: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Improvements and Tenant Changes in the Premises (excluding proceeds for Tenant’s furniture and other personal property), whether or not this Lease is terminated as permitted in this Section 18, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of the Tenant Improvements and any Tenant Changes which Tenant is required to insure pursuant to Sections 12.1(c) and/or 20.1(a) hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Tenant Improvements and Tenant Changes which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Tenant Improvements and Tenant Changes, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord’s or Tenant’s insurance with respect to such items.

18.3     Abatement of Rent. In the event that as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, then the Monthly Basic Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises. Notwithstanding the foregoing to the contrary, if the damage is due to the negligence or willful misconduct of Tenant or any Tenant Parties, there shall be no abatement of Monthly Basic Rent. Except for abatement of Monthly Basic Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

18.4     Inability to Complete. Notwithstanding anything to the contrary contained in this Section 18, in the event Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 18.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is six (6) months after the date estimated by Landlord’s contractor for completion thereof pursuant to Section 18.1, by reason of any causes beyond the reasonable control of Landlord (including, without limitation, delays due to Force Majeure events as defined in Section 32.15, and delays caused by Tenant or any Tenant Parties), then Landlord may elect to terminate this Lease upon thirty (30) days' prior written notice to Tenant.

18.5     Damage Near End of Term. In addition to its termination rights in Sections 18.1 and 18.4 above, Landlord shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease and Landlord’s contractor estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Lease Term, or (b) sixty (60) days after the date of such casualty.

18.6     Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

19.     Eminent Domain.

19.1     Substantial Taking. Subject to the provisions of Section 19.4 below in case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises as reasonably determined by Landlord, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority.

19.2     Partial Taking; Abatement of Rent. In the event of a taking of a portion of the Premises which does not substantially interfere with the conduct of Tenant’s business, then, except as otherwise provided in the immediately following sentence, neither party shall have the right to terminate this Lease and Landlord shall thereafter proceed to make a functional unit of the remaining portion of the Premises (but only to the extent Landlord receives proceeds therefor from the condemning authority), and rent shall be abated with respect to the part of the Premises which Tenant shall be so deprived on account of such taking. Notwithstanding the immediately preceding sentence to the contrary, if any part of the Building or the Site shall be taken (whether or not such taking substantially interferes with Tenant’s use of the Premises), Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant.

19.3     Condemnation Award. Subject to the provisions of Section 19.4 below, in connection with any taking of the Premises or Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and for any loss of goodwill or other damage to Tenant’s business by reason of such taking.

19.4     Temporary Taking. In the event of a taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall perform its obligations under Section 9 with respect to surrender of the Premises and shall pay to Landlord the portion of any award which is attributable to any period of time beyond the Term expiration date. For purpose of this Section 19.4, a temporary taking shall be defined as a taking for a period of two hundred seventy (270) days or less.

19.5     Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a taking.

20.     Tenant’s Insurance.

20.1     Types of Insurance. On or before the earlier of the Commencement Date or the date Tenant occupies all or any portion of the Premises or commences or causes to be commenced any work of any type in or on the Premises pursuant to this Lease, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

(a)	Special Form (fka All Risk) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief and earthquake and flood coverage upon property of every description and kind owned by Tenant and located in the Premises or Building, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Tenant Changes (and including the Tenant Improvements previously existing or installed in the Premises), in an amount not less then the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or the mortgagees of Landlord shall be conclusive.

(b)	Commercial general liability insurance coverage, on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner's protective coverage, contractual liability (including Tenant's indemnification obligations under this Lease, including Section 17 hereof), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability, and owned/non-owned auto liability, with an initial combined single limit of liability of not less than Two Million Dollars ($2,000,000.00). The limits of liability of such commercial general liability insurance shall be increased every five (5) years during the Term of this Lease to an amount reasonably required by Landlord.

(c)	Worker's compensation in statutory amounts and employer's liability insurance, with limits no less than One Million Dollars ($1,000,000.00) per occurrence, covering all persons employed in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(d)	Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils.

(e)	Any other form or forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

20.2     Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are approved by Landlord and/or Landlord's mortgagees and are authorized to do business in the state in which the Building is located and are rated not less than financial class X, and not less than policyholder rating A in the most recent version of Best's Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 20.1(a) and 20.1(d) above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord’s request, Landlord's mortgagees, ground lessors (if any) and managers of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear; (d) not have a deductible amount exceeding Five Thousand Dollars ($5,000.00), which amount shall be deemed self-insured with full waiver of subrogation); (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and Landlord’s mortgagees and ground lessors shall be primary, and any insurance carried by Landlord or Landlord’s mortgagees and ground lessors shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation as described in Section 22 below; (g) contain an undertaking by the insurer to notify Landlord (and the mortgagees and ground lessors of Landlord who are named as additional insureds) in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any mortgagee pursuant to any provision of the mortgage upon the happening of a default thereunder, or (iv) any change in title or ownership of the Premises. Tenant agrees to deliver to Landlord, in no event later than the earlier of (i) the Commencement Date or (ii) the date Tenant takes possession of all or any part of the Premises, certified copies of each such insurance policy (or certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Section 20). Tenant shall cause replacement policies or certificates to be delivered to Landlord not less than thirty (30) days prior to the expiration of any such policy or policies. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Tenant shall be deemed to be in material default under this Lease without the benefit of any additional notice or cure period provided in Section 23.1 below, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant's expense.

20.3     Effect on Insurance. Tenant shall not do or permit to be done anything which will (a) violate or invalidate any insurance policy maintained by Landlord or Tenant hereunder, or (b) increase the costs of any insurance policy maintained by Landlord pursuant to Section 21 or otherwise with respect to the Building or the Project. If Tenant's occupancy or conduct of its business in, on or about the Premises results in any increase in premiums for any insurance carried by Landlord with respect to the Building or the Project, Tenant shall pay such increase as additional rent within ten (10) days after being billed therefor by Landlord. If any insurance coverage carried by Landlord pursuant to Section 21 or otherwise with respect to the Building or the Project shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within five (5) days after notice thereof, Tenant shall be deemed to be in default under this Lease, without the benefit of any additional notice or cure period specified in Section 23.1 below, and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

21.     Landlord’s Insurance. During the Term, Landlord shall insure the Building and the Premises (excluding, however, Tenant's furniture, equipment and other personal property and the Tenant Improvements and any Tenant Changes) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord's option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate. Landlord shall also carry commercial general liability insurance, in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in the State of California. At Landlord's option, all such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other buildings and projects. In addition, at Landlord's option, Landlord may elect to self-insure all or any part of such required insurance coverage. Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable. The cost of insurance obtained by Landlord pursuant to this Section 21 (including self-insured amounts and deductibles) shall be included in Operating Expenses.

22.     Waiver of Claims; Waiver of Subrogation.

22.1     Mutual Waiver of Parties. Landlord and Tenant hereby waive their rights against each other with respect to any claims or damages or losses which are caused by or result from (a) occurrences insured against under any insurance policy carried by Landlord or Tenant (as the case may be) pursuant to the provisions of this Lease and enforceable at the time of such damage or loss, or (b) occurrences which would have been covered under any insurance required to be obtained and maintained by Landlord or Tenant (as the case may be) under Sections 20 and 21 of this Lease (as applicable) had such insurance been obtained and maintained as required therein. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

22.2     Waiver of Insurers. Each party shall cause each property and loss of income insurance policy required to be obtained by it pursuant to Sections 20 and 21 to provide that the insurer waives all rights of recovery by way of subrogation against either Landlord or Tenant, as the case may be, in connection with any claims, losses and damages covered by such policy. If either party fails to maintain property or loss of income insurance required hereunder, such insurance shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

23.     Tenant’s Default and Landlord’s Remedies.

23.1     Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

(a)	the vacation or abandonment of the Premises by Tenant. “Abandonment” is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) business days or longer while in default of any other provision of this Lease;

(b)	the failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, where such failure continues for five (5) days after written notice thereof from Landlord that such payment was not received;

(c)	the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 23.1(a) or (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord;

(d)	(i) the making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant or any guarantor hereof of a petition to have Tenant or any guarantor hereof adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or any guarantor hereof, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of guarantor’s assets, where possession is not restored to Tenant or guarantor within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of substantially all of guarantor's assets or of Tenant's interest in this Lease where such seizure is not discharged within sixty (60) days;

(e)	any material representation or warranty made by Tenant or guarantor in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect; and

(f)	Tenant or guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

Any notice sent by Landlord to Tenant pursuant to this Section 23.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161.

23.2     Landlord’s Remedies; Termination. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a)	the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b)	the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)	the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)	any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Tenant Changes, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 23.2(a) and 23.2(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in Section 1.14 of the Summary. As used in Section 23.2(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

23.3     Landlord’s Remedies; Re-Entry Rights. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Section 12.4 of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.3, and no acceptance of surrender of the Premises or other action on Landlord's part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

23.4     Continuation of Lease. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

23.5     Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of rent. If Tenant shall fail to pay any sum of money (other than Monthly Basic Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for three (3) days with respect to monetary obligations (or ten (10) days with respect to non-monetary obligations, except in case of emergencies, in which such case, such shorter period of time as is reasonable under the circumstances) after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant's obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within five (5) days after demand therefor as additional rent.

23.6     Interest. If any monthly installment of Rent or Operating Expenses, or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Interest Rate set forth in Section 1.14 of the Summary from the date due until paid. All interest, and any late charges imposed pursuant to Section 23.7 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

23.7     Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any Monthly Basic Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Monthly Basic Rent or Operating Expenses or any other amount payable by Tenant hereunder is not received by Landlord by the due date thereof, Tenant shall pay to Landlord an additional sum of ten percent (10%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

23.8     Intentionally Omitted.

23.9     Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 23 and elsewhere in this Lease (including Section 28 below) shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 23 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

23.10     Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.

23.11     Costs Upon Default and Litigation. Tenant shall pay to Landlord and its mortgagees as additional rent all the expenses incurred by Landlord or its mortgagees in connection with any default by Tenant hereunder or the exercise of any remedy by reason of any default by Tenant hereunder, including reasonable attorneys’ fees and expenses. If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

24.     Landlord’s Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies, including the limitation on Landlord's liability contained in Section 31 hereof, and (d) in no event will Landlord be liable for consequential damages or loss of business profits.

25.     Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee of a mortgage or a beneficiary of a deed of trust now or hereafter encumbering all or any portion of the Building or Site, or any lessor of any ground or master lease now or hereafter affecting all or any portion of the Building or Site, this Lease shall be subject and subordinate at all times to such ground or master leases (and such extensions and modifications thereof), and to the lien of such mortgages and deeds of trust (as well as to any advances made thereunder and to all renewals, replacements, modifications and extensions thereof). Notwithstanding the foregoing, Landlord and any mortgagee and/or ground lessor of Landlord, as applicable, shall have the right to subordinate or cause to be subordinated any or all ground or master leases or the lien of any or all mortgages or deeds of trust to this Lease. In the event that any ground or master lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord’s successor in interest, Tenant shall attorn to and become the tenant of such successor. Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Tenant covenants and agrees to execute and deliver to Landlord within ten (10) days after receipt of written demand by Landlord and in the form reasonably required by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground or master lease or the lien of any such mortgage or deed of trust or Tenant’s agreement to attorn. Should Tenant fail to sign and return any such documents within said ten day period, Tenant shall be in default hereunder without the benefit of any additional notice or cure periods specified in Section 23.1 above.

26.     Estoppel Certificate.

26.1     Tenant’s Obligations. Within ten (10) days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit “F” attached hereto, certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant's knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other matters as are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 26.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Site, as well as their assignees.

26.2     Tenant’s Failure to Deliver. Tenant's failure to deliver such estoppel certificate within such time shall constitute a default hereunder without the applicability of the notice and cure periods specified in Section 23.1 above and shall be conclusive upon Tenant that: (a) this Lease is in full force and effect without modification, except as may be represented by Landlord; (b) there are no uncured defaults in Landlord's or Tenant's performance (other than Tenant's failure to deliver the estoppel certificate); and (c) not more than one (1) month’s rental has been paid in advance. Tenant shall indemnify, defend (with counsel reasonably approved by Landlord in writing) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord pursuant to Section 26.1 above.

27.     Intentionally Omitted.

28.     Modification and Cure Rights of Landlord’s Mortgagees and Lessors.

28.1     Modifications. If, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Building or Site, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within ten (10) days after request therefor, execute an amendment to this Lease including such modifications, provided such modifications are reasonable, do not increase the obligations of Tenant hereunder, or adversely affect the leasehold estate created hereby or Tenant’s rights hereunder.

28.2     Cure Rights. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant's rights hereunder, by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure).

29.     Quiet Enjoyment. Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease (including payment of rent hereunder), Tenant shall have the right to use and occupy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord.

30.     Transfer of Landlord’s Interest. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Site. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Site, the Building, the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

31.     Limitation on Landlord’s Liability. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord or Landlord’s partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Building, and no other assets of Landlord.

32.     Miscellaneous.

32.1     Governing Law. This Lease shall be governed by, and construed pursuant to, the laws of the State of California.

32.2     Successors and Assigns. Subject to the provisions of Section 30 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Section 14, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

32.3     No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant's interest under any or all such subleases.

32.4     Professional Fees. If either Landlord or Tenant should bring suit against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers’, accountants’, attorneys’ and other professional fees and court costs), shall be paid by the other party.

32.5     Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

32.6     Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

32.7     Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to “days” shall mean calendar days unless specifically modified herein to be “business” days.

32.8     Prior Agreements; Amendments. This Lease (and the Exhibits attached hereto) contain all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

32.9     Separability. The invalidity or unenforceability of any provision of this Lease (except for Tenant’s obligation to pay Monthly Basic Rent and Excess Expenses under Sections 3 and 4 hereof) shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

32.10     Recording. Except as otherwise provided in this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

32.11     Exhibits. All Exhibits attached to this Lease are hereby incorporated in this Lease as though set forth at length herein.

32.12     Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

32.13     Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often than once in any calendar year), Tenant shall deliver to Landlord a current financial statement of Tenant and any guarantor of this Lease. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer of Tenant (if Tenant is a corporation or limited liability company) or a general partner of Tenant (if Tenant is a partnership).

32.14     No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

32.15     Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 32.15 shall not apply to nor operate to excuse Tenant from the payment of Monthly Basic Rent, Operating Expenses, additional rent or any other payments strictly in accordance with the terms of this Lease.

32.16     Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

32.17     Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

32.18     Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

33.     Lease Execution.

33.1     Tenant’s Authority. If Tenant executes this Lease as a limited liability company, partnership or corporation, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly organized and validly existing limited liability company, partnership or corporation, as the case may be, and is qualified to do business in the state in which the Premises are located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant's behalf in accordance with the Tenant's operating agreement (if Tenant is a limited liability company), Tenant’s partnership agreement (if Tenant is a partnership), or a duly adopted resolution of Tenant's board of directors and Tenant’s by-laws (if Tenant is a corporation); and (c) this Lease is binding upon Tenant in accordance with its terms. Concurrently with Tenant’s execution and delivery of this Lease to Landlord and/or at any time during the Lease Term within ten (10) days of Landlord’s request, Tenant shall provide to Landlord a copy of any documents reasonably requested by Landlord evidencing Tenant’s representations and warranties hereunder.

33.2     Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

33.3     Building Name and Signage. Landlord shall have the right at any time to designate and/or change the name and/or address of the Project, the Building and/or any other building in the Project, and to install, affix and maintain any and all signs on the exterior and on the interior of the Project, the Building and/or any other building in the Project, as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project, the Building or any other building in the Project, or use pictures or illustrations of the Project, the Building or any other building in the Project, in advertising or other publicity, without the prior written consent of Landlord.

33.4     Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

33.5     Time of Essence. Time is of the essence of this Lease and each of its provisions.

33.6     No Option. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

34.     Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

35.     Termination of Existing Lease. Landlord and Tenant acknowledge and agree that effective as of the Commencement Date of this Lease, Tenant’s Existing Lease shall terminate (and Tenant shall surrender and deliver exclusive possession of the premises covered under the Existing Lease (except for those portions of such premises that constitute the Premises hereunder) to Landlord in vacant, broom clean condition and otherwise in the condition required under the Existing Lease); provided, however, that Tenant acknowledges and agrees that Tenant shall continue to be liable under the Existing Lease for those obligations under the Existing Lease that are intended to survive termination including, without limitation, Tenant’s indemnity obligations and Tenant’s reconciliation obligations for operating expenses under the Existing Lease, all of which obligations Tenant acknowledges and agrees shall survive the expiration of the Existing Lease.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

TENANT:	LANDLORD:

HIFN, INC.	POI-CARLSBAD, INC., a Delaware corporation
a Deleware Corporation
By: /s/ Christopher B. Mahon
*By: /s/ William R. Walker
Print Name: Christopher B. Mahon
Print Name: William R. Walker
Print Title: Senior Vice President
Print Title: Chief Financial Officer

By: /s/ Deborah Street
*By: /s/ William R. Walker
Print Name: Deborah Street
Print Name: William R. Walker
Print Title: Vice President
Print Title: Chief Financial Officer

*NOTE:
If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A)	This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer.

(B)	If there is only one (1) individual signing in two (2) capacities, or if the two (2) signatories do not satisfy the requirements of (A) above, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

EXHIBIT “A”

SITE PLAN

EXHIBIT “A”

EXHIBIT “B”

PREMISES

EXHIBIT “B”

EXHIBIT “C”

WORK LETTER AGREEMENT

        This Work Letter Agreement (“Work Letter Agreement”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Work Letter Agreement to “the Lease” shall mean the relevant portions of the Lease to which this Work Letter Agreement is attached as Exhibit “C”.

SECTION 1

BASE, SHELL, AND CORE

        Landlord has constructed, through its contractor, the base, shell and core of the Premises and the Building (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Lease and the Commencement Date. Landlord shall install in the Premises certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Work Letter Agreement. Except for the Tenant Improvement work described in this Work Letter Agreement and except for the Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Project.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE PREMISES

        Prior to the execution of this Lease, Landlord and Tenant have approved those certain preliminary space plans for the construction of certain improvements in the Premises, which space plans have been prepared by Maggetti Elam, dated December 21, 2004 and December 6, 2004 (collectively, the “Preliminary Space Plan”). Within five (5) business days of the full execution of the Lease, Landlord and Tenant shall mutually approve a final space plan for the Tenant Improvements (“Final Space Plan”). Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building's standard tenant improvement items, as determined by Landlord. Within three (3) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such three (3) business days period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant's approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord's and Tenant's approval of the Working Drawings, the same shall be known as the “Approved Working Drawings.” The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the “Tenant Improvements.” Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion if such change or modification would: (i) directly or indirectly delay the Substantial Completion of the Premises; (ii) increase the cost of designing or constructing the Tenant Improvements above the cost of the tenant improvements depicted in the Final Space Plan; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings.”

SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS

        The contractor which shall construct the Improvements shall be a contractor selected pursuant to the following procedure. The Approved Working Drawings shall be submitted by Landlord to three (3) general contractors: one (1) such general contractor shall be selected by Tenant on or before the date the Approved Working Drawings are approved by Landlord and Tenant and which contractor so selected by Tenant shall be subject to Landlord's reasonable approval. Each such contractor shall be invited to submit a sealed, fixed price contract bid (on such bid form as Landlord shall designate) to construct the Tenant Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Tenant Improvements. The subcontractors utilized by the Contractor shall be subject to Landlord's reasonable approval and the bidding instructions shall provide that as to work affecting the structure of the Project and/or the systems and equipment of the Project, Landlord shall be entitled to designate the subcontractors. The bids shall be submitted promptly to Landlord and Tenant and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined. Landlord, after consultation with Tenant, shall select the contractor who shall be the lowest bidder and who states that it will be able to meet Landlord's construction schedule. The contractor selected may be referred to herein as the “Contractor”. Landlord shall cause the Contractor to (i) obtain all applicable building permits for construction of the Tenant

EXHIBIT “C”

Improvements, and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Landlord shall pay for the cost of the design and construction of the Tenant Improvements in an amount up to, but not exceeding, Fifteen Dollars ($15.00) per usable square foot of the Premises (i.e., up to One Hundred Eighty Three Thousand Three Hundred Dollars ($183,300.00), based on 12,220 usable square feet of the Premises (the “Tenant Improvement Allowance”) (less space planning cost already incurred by Landlord in the amount of Two Thousand Three Hundred Forty-Five and 25/100 Dollars ($2,345.25). The cost of the design and construction of the Tenant Improvements shall include Landlord's construction supervision and management fee in an amount equal to the product of (i) five percent (5%) and (ii) the amount equal to the sum of the Allowance and the Over-Allowance Amount (as such term is defined below). Tenant shall pay for all costs in excess of the Allowance (“Over-Allowance Amount”), which payment shall be made to Landlord in cash within ten (10) days after Tenant's receipt of invoice therefor from Landlord and, in any event, prior to the date Landlord causes the Contractor to commence the actions described in the first sentence of this Section 3. In the event that after Tenant pays the Over-Allowance Amount, Tenant requests any changes, change orders or modifications to the Approved Working Drawings (which Landlord approves pursuant to Section 2 above) which increase the cost to construct the Tenant Improvements, Tenant shall pay such increased cost to Landlord immediately upon Landlord's request therefor, and, in any event, prior to the date Landlord causes the Contractor to commence construction of the changes, change orders or modifications. In no event shall Landlord be obligated to pay for any of Tenant's furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; such items shall be paid for by Tenant. Tenant shall not be entitled to receive in cash or as a credit against any rent or otherwise, any portion of the Allowance not used to pay for the cost of the design and construction of the Tenant Improvements.

        Tenant acknowledges and agrees that Landlord’s construction of the Tenant Improvements shall be performed during the term of the Existing Lease and/or after the Commencement Date of this Lease and that such construction shall not constitute a constructive eviction of the Premises nor entitle Tenant to any abatement of Rent under the Existing Lease or this Lease. Tenant agrees to use commercially reasonable efforts to cooperate with Landlord during Landlord’s construction of the Tenant Improvements.

SECTION 4

SUBSTANTIAL COMPLETION

        For purposes of the Lease, “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

SECTION 5

MISCELLANOUS

        5.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Premises. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Premises, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Basic Rent (until the occurrence of the Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant's work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord's standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Premises or Project and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

        5.2 Tenant’s Representative. Tenant has designated Maritza Geuss as its sole representative with respect to the matters set forth in this Work Letter Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

        5.3 Landlord’s Representative. Landlord has designated John Couvillion as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

EXHIBIT “C”

        5.4 Time of the Essence in This Work Letter Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

        5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Section 23 of the Lease or any default by Tenant under this Work Letter Agreement has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage, and (ii) all other obligations of Landlord under the terms of this Work Letter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Commencement Date, for any reason due to a default by Tenant as described in Section 23 of the Lease or under this Work Letter Agreement, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as additional rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

EXHIBIT “C”

EXHIBIT “D”

FORM OF COMMENCEMENT NOTICE

        This Commencement Notice is delivered this _______ day of __________________, 200_, by POI-CARLSBAD, INC., a Delaware corporation ("Landlord") to _____________________ (“Tenant”), pursuant to the provisions of Section 2.1 of that certain Office Lease (the “Lease”) dated __________, 20__ , by and between Landlord and Tenant covering certain space in the Building known as __________________. All terms used herein with their initial letter capitalized shall have the meaning assigned to such terms in the Lease.

Gentlemen:

In accordance with the above-referenced Lease, we wish to advise and/or confirm as follows:

1.	That the Premises have been accepted by Tenant as being substantially complete in accordance with the Lease, and that there is no deficiency in construction.

2.	That Tenant has accepted and is in possession of the Premises, and acknowledges that under the provisions of the Lease, the Term of the Lease is for ______________ (___) years, with ______________ (___) options to renew for ______________ (___) years each, and commenced upon the Commencement Date of ________________, 20___ and is currently scheduled to expire on ________________, 20___, subject to earlier termination as provided in the Lease.

3.	That in accordance with the Lease, rental payment has commenced (or shall commence) on ________________, 20___.

4.	If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Rent is due and payable in advance on the first day of each and every month during the Term of the Lease. Your rent checks should be made payable to ____________________________________ at ____________________________________.

6.	The exact number of rentable square feet within the Premises is ____________ square feet. The exact number of usable square feet within the Premises is ____________ square feet.

7.	Tenant's Percentage, as adjusted based upon the exact number of rentable square feet within the Premises, is _______%.

IN WITNESS WHEREOF, this instrument has been duly executed by Landlord as of the date first written above.

LANDLORD:

POI-CARLSBAD, INC., a Delaware corporation

By: _________________________________________
Print Name: _____________________________
Print Title: ______________________________

By: _________________________________________
Print Name: _____________________________
Print Title: ______________________________

EXHIBIT “D”

EXHIBIT “E”

RULES AND REGULATIONS

1.     No sign, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord, using materials and in a style and format approved by Landlord.

2.     Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, other than Building standard materials, without the prior written consent of Landlord.

3.     Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants; provided, that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant and no employee, invitee, agent, licensee or contractor of Tenant shall go upon or be entitled to use any portion of the roof of the Building.

4.     The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5.     All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord or Landlord’s janitorial contractors in accordance with the provisions of Section 18.1(d) of the Lease. No person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to Tenant’s property by the janitors or any other employee or any other person.

6.     Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises. Landlord may impose a reasonable charge for any additional keys. Tenant may not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door or window of its Premises. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to, or otherwise procured by Tenant, and, in the event of loss of any keys, shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

7.     Electric wires, telephones, telegraphs, burglar alarms or other similar apparatus shall not be installed in the Premises except with the approval and under the direction of Landlord. The location of telephones, call boxes and any other equipment affixed to the Premises shall be subject to the approval of Landlord. Any installation of telephones, telegraphs, electric wires or other electric apparatus made without permission shall be removed by Tenant at Tenant’s own expense. No machines other than standard office machines, such as typewriters and calculators, photo copiers, personal computers and word processors, and vending machines permitted by the Lease, shall be used in the Premises without the approval of Landlord.

8.     No furniture, freight, or equipment of any kind shall be brought into the Building without prior notice to Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. No furniture, equipment or merchandise shall be received in the Building or carried up or down in the elevator, except between such hours as shall be designated by Landlord. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

9.     Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10.     Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be

EXHIBIT “E”

occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

11.     Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

12.     Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall not adjust controls other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed and shall close window coverings at the end of each business day.

13.     Landlord reserves the right from time to time, in Landlord's sole and absolute discretion, exercisable without prior notice and without liability to Tenant, to: (a) name or change the name of the Building, Site or Project; (b) change the address of the Building or Project, and/or (c) install, replace or change any signs in, on or about the Common Areas, the Building or Site (except for Tenant’s signs, if any, which are expressly permitted by the Lease).

14.     Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a.m., or such other hours as may be established from time to time by Landlord, and on legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

15.     Tenant shall close and lock all doors of its Premises and entirely shut off all water faucets or other water apparatus, and, except with regard to Tenant's computers and other equipment which reasonably require electricity on a 24-hour basis, all electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

16.     The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein.

17.     Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets, or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Project. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

18.     Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

19.     Except as expressly permitted in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, window mullions, woodwork or plaster, or in any way deface the Premises or any part thereof, except to install normal wall hangings. Tenant shall repair any damage resulting from noncompliance under this rule.

20.     Tenant shall not install, maintain or operate upon the Premises any vending machines without the prior written consent of Landlord, which shall not be unreasonably withheld.

21.     Canvassing, soliciting and distribution of handbills or any other written material, and peddling in and around the Project or the Building are expressly prohibited, and each tenant shall cooperate to prevent same.

22.     Landlord reserves the right to exclude or expel from the Project and/or the Building any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Project or Building.

23.     Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions reasonably issued from time to time by Landlord.

24.     The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind. No cooking shall be done or permitted by Tenant on the Premises, except that use by Tenant of Underwriters' Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted and the use of a microwave shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

25.     Tenant shall not use in any space, or in the public halls of the Building, any hand trucks except those equipped with rubber tires and side guards, or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

26.     Tenant shall not use the name of the Project or Building in connection with, or in promoting or advertising, the business of Tenant, except for Tenant’s address.

EXHIBIT “E”

27.     Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations. Tenant shall cooperate fully with Landlord in all matters concerning fire and other emergency procedures.

28.     Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage. Such responsibility shall include keeping doors locked and other means of entry to the Premises closed.

29.     Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other such tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any and all of the tenants in the Building.

30.     These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Project or Building.

31.     Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Project and/or Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

32.     Tenant shall be responsible for the observance of all of the foregoing rules by Tenant's employees, agents, clients, customers, invitees or guests.

33.     Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any such linoleum, tile, carpet or other similar floor covering shall be subject to the approval of Landlord. The expense of repairing any damage resulting from a violation of this rule shall be borne by Tenant.

PARKING RULES AND REGULATIONS

In addition to the parking provisions contained in the Lease to which this Exhibit “E” is attached, the following rules and regulations shall apply with respect to the use of the Building's parking facilities.

1.     Every parker is required to park and lock his/her own vehicle. All responsibility for damage to or loss of vehicles is assumed by the parker and Landlord shall not be responsible for any such damage or loss by water, fire, defective brakes, the act or omissions of others, theft, or for any other cause.

2.     Tenant shall not park or permit its employees to park in any parking areas designated by Landlord as areas for parking by visitors to the Project. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks.

3.     Parking stickers or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

4.     No overnight or extended term storage of vehicles shall be permitted.

5.     Vehicles must be parked entirely within painted stall lines of a single parking stall.

6.     All directional signs and arrows must be observed.

7.     The speed limit within all parking areas shall be five (5) miles per hour.

8.     Parking is prohibited: (a) in areas not striped for parking; (b) in aisles; (c) where "no parking" signs are posted; (d) on ramps; (e) in cross-hatched areas; and (f) in reserved spaces and in such other areas as may be designated by Landlord or Landlord's parking operator.

9.     Loss or theft of parking identification devices must be reported to the Management Office immediately, and a lost or stolen report must be filed by the Tenant or user of such parking identification device at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have an identification device.

10.     Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

11.     Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

12.     The parking operators, managers or attendants are not authorized to make or allow any exceptions to these rules and regulations.

EXHIBIT “E”

13.     Tenant’s continued right to park in the parking facilities is conditioned upon Tenant abiding by these rules and regulations and those contained in this Lease. Further, if the Lease terminates for any reason whatsoever, Tenant’s right to park in the parking facilities shall terminate concurrently therewith.

14.     Tenant agrees to sign a parking agreement with Landlord or Landlord's parking operator within five (5) days of request, which agreement shall provide the manner of payment of monthly parking fees and otherwise be consistent with the Lease and these rules and regulations.

15.     Landlord reserves the right to refuse the sale or use of monthly stickers or other parking identification devices to any tenant or person who willfully refuse to comply with these rules and regulations and all city, state or federal ordinances, laws or agreements.

16.     Landlord reserves the right to establish and change parking fees, and to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities. Landlord may refuse to permit any person who violates these rules to park in the parking facilities, and any violation of the rules shall subject the vehicle to removal, at such vehicle owner’s expense.

EXHIBIT “E”

EXHIBIT “F”

SAMPLE FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned ("Tenant") hereby certifies to _________________________, a ________________________ ("Landlord"), and _______________________________________________________, as follows:

1.     Attached hereto is a true, correct and complete copy of that certain Office Lease dated ________________, 20__ between Landlord and Tenant (the “Lease”), which demises Premises which are located at ____________________________________. The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.

2.     The term of the Lease commenced on ________________, 20__.

3.     The term of the Lease is currently scheduled to expire on ________________, 20__.

4.     Tenant has no option to renew or extend the Term of the Lease except: .

5.     Tenant has no preferential right to purchase the Premises or any portion of the Building or Site upon which the Premises are located, and Tenant has no rights or options to expand into other space in the Building except: ________________________________________________________________.

6.     The Lease has: (Initial One)

(     ) not been amended, modified, supplemented, extended, renewed or assigned.

(     ) been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:

.

7.     Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows: __________________________________________________________________________________________________________________

8.     The current Monthly Basic Rent is $______________; and current monthly parking charges are $____________.

9.     Tenant's Percentage is __________%, and Tenant's Percentage of Operating Expenses currently payable by Tenant is $______________ per month, which amount is Landlord's current estimate of Tenant's Percentage of Operating Expenses in excess of:

(Complete One)	$____________ per year (expense stop), or the Operating Expenses incurred in calendar year ____________.

10.     The amount of security deposit (if any) is $_______________. No other security deposits have been made.

11.     All rental payments payable by Tenant have been paid in full as of the date hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

12.     All work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full.

13.     To the best of Tenant’s knowledge, as of the date hereof, there are no defaults on the part of Landlord or Tenant under the Lease.

14.     Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord.

15.     Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as expressly provided in the Lease.

16.     All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

17.     There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

18.     Tenant pays rent due Landlord under the Lease to Landlord and does not have any knowledge of any other person who has any right to such rents by collateral assignment or otherwise.

EXHIBIT “F”

The foregoing certification is made with the knowledge that is about to [fund a loan to Landlord or purchase the Building from Landlord], and that is relying upon the representations herein made in [funding such loan or purchasing the Building].

Dated: _________________, 20__.

“TENANT”	_______________________________________________
a ______________________________________________

By: ____________________________________________
Print Name:_______________________________________
Its: _____________________________________________

EXHIBIT “F”